Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-7166, 333-107491, 333-12372; 333-127393 and 333-145171) pertaining to the QIAGEN N.V. 1996 Employee, Director and Consultant Stock Option Plan, the QIAGEN N.V. Amended and Restated 2005 Stock Plan, the Digene Corporation Amended and Restated Equity Incentive Plan, the Digene Corporation Amended and Restated Omnibus Plan and the Digene Corporation Amended and Restated 1997 Stock Option Plan of our report dated March 30, 2007, with respect to the consolidated financial statements and schedule of QIAGEN N.V. as of December 31, 2006 and for the years ended December 31, 2006 and 2005 included in the Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

March 19, 2008

McLean, Virginia